FOR IMMEDIATE RELEASE

IRIDEX Reports 2013 Second Quarter Results;

$9.2 Million Record Q2 Revenue

Mountain View, Calif. – August 1, 2013 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended June 29, 2013.

•	Revenues were $9.2 million in the second quarter of 2013, up from $8.4 million in the prior year comparable period and up sequentially from $8.9 million in the first quarter of 2013.

•	For the second quarter of 2013, operating income was $0.5 million compared with an operating loss of $0.4 million for the second quarter of 2012.

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Net income from continuing operations was $0.4 million or $0.04 per diluted share for the second quarter of both 2013 and 2012. The second quarter of 2012 benefited from the final $0.8 million payment under a legal settlement that was recorded as part of other income.

•	Gross margin for the second quarter of 2013 was 48.7%, comparable to 48.7% in the prior year period and up from 47.3% in the 2013 first quarter.

•	As anticipated, operating expenses again trended downward in the second quarter of 2013 to $4.0 million compared to $4.5 million in the prior year period.

•	Revenues for the first six months 2013 were $18.1 million, up 8% from last year’s first six months.

•	Operating income for the first half of 2013 was $1.4 million, up $2.0 million from last year.

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Income from continuing operations for the first half of 2013 was $1.3 million compared to $0.1 million for the first half of 2012, or earnings of $0.13 per share compared to $0.01 per share on a diluted basis.

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Guidance for third quarter: The Company expects to achieve revenue between $8.8 million and $9.1 million, representing growth of between 11% and 15% over the prior year period. Gross margin is anticipated to come in between 47% and 49%, operating expenses between $3.9 million and $4.1 million and the Company anticipates generating operating income.

President and CEO Will Moore said, “Sales of both consumable products and systems continued to be strong in the second quarter, including solid contributions from our licensing and distribution partner and from the Peregrine distribution agreement announced in April. The repositioned IRIDEX is now thinking and executing like a commercial organization and the benefits of that orientation are becoming clear in the financial results.”

Moore continued, “While we are not yet at the tipping point in the broad industry, the upside for our MicroPulse™ technology continues to grow for both Diabetic Macular Edema and more recently for Glaucoma. Literally dozens of clinical publications – most without any financial support from the Company – have been presented or printed in the past 6 months. Physicians are not only adopting the technology in growing numbers, they are anxious to drive the technology into new areas of therapy due to the safety and efficacy of MicroPulse. We couldn’t be happier with the efforts of leading physicians in the field that are pushing the use of our technology forward to the benefit of patients and the healthcare system. The refrain we are hearing is that the system can simply no longer support the use of drug-only treatment regimens with the advent of MicroPulse tissue sparing laser options.”

During the second quarter 2013, the Company continued to execute its share repurchase program. Approximately 17,000 shares have been repurchased at an average price of $4.50 under the plan approved in February 2013.

1H 2013 Business Highlights

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The Company converted all outstanding shares of its Series A Preferred Stock into 1,000,000 shares of its common stock. The Series A Preferred shares were issued to BlueLine Capital Partners LP (BlueLine) as part of a private placement agreement that occurred in 2007. The Certificate of Designation provided that the Series A Preferred shares automatically converted into common stock if IRIDEX common stock traded above $5.00 for 30 consecutive trading days.

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The Company received two significant orders for its proprietary laser-based medical systems for the treatment of eye diseases. The orders, totaling more than $500,000, are indicative of the burgeoning growth of the ophthalmology market in the “BRIC” economies (Brazil, Russia, India and China) as well as the advantages of modern laser treatments.

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The Company entered into a global distribution and supply agreement with Peregrine Surgical, Ltd., a privately held company based in New Britain, Pennsylvania. Under the agreement, IRIDEX became a worldwide distributor for Peregrine labeled products and Peregrine Surgical became part of the IRIDEX supply chain for the manufacture of certain IRIDEX products.

•	In February 2013, the Board approved a new stock repurchase program for one year for up to $3 million.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 1, 2013 at 5:00 p.m. Eastern Time.  Interested parties may access the live conference call via telephone by dialing (877) 941-8631 (U.S.) or (480) 629-9772 (International) and quoting Conference ID 4631102, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, August 1, 2013 through Thursday, August 8, 2013 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4631102. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through both direct and independent sales forces and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of markets in which the Company operates, the success of the Company’s marketing and sales efforts and operational execution, MicroPulse laser therapy, sales revenue growth, operational plans and the Company’s projected fiscal 2013 third quarter financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013 which were filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Total revenues	$9,210	$8,445	$18,149	$16,750
Cost of revenues	4,728	4,334	9,436	8,653
Gross profit	4,482	4,111	8,713	8,097

Operating expenses:
Research and development	884	1,106	1,880	2,288
Sales and marketing	1,846	2,122	3,471	3,986
General and administrative	1,237	1,233	2,423	2,409
Proceeds from demutualization of insurance carrier	—	—	(473)	—
Total operating expenses	3,967	4,461	7,301	8,683

Income (loss) from operations	515	(350)	1,412	(586)
Other (expense) income, net	(97)	752	(115)	725

Income from continuing operations before provision for income taxes	418	402	1,297	139
Provision for income taxes	3	5	8	7
Income from continuing operations, net of tax	415	397	1,289	132

Income (loss) from discontinued operations, net of tax	—	(61)	—	(223)
Gain on sale of discontinued operations, net of tax	—	—	—	2,032
Income (loss) from discontinued operations, net of tax	—	(61)	—	1,809
Net income	$415	$336	$1,289	$1,941

Net income (loss) per share:
Basic
Continuing operations	$0.05	$0.04	$0.15	$0.01
Discontinued operations	0.00	0.00	0.00	0.21
Net income	$0.05	$0.04	$0.15	$0.22
Diluted
Continuing operations	$0.04	$0.04	$0.13	$0.01
Discontinued operations	0.00	(0.01)	0.00	0.18
Net income	$0.04	$0.03	$0.13	$0.19

Weighted average shares used in computing net income per share Basic	8,824	8,983	8,668	8,958
Diluted	10,005	10,286	9,903	10,270

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 29, 2013	December 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$13,505	$11,901
Accounts receivable, net	6,148	5,480
Inventories	8,940	8,035
Prepaid and other current assets	1,095	1,129
Current assets of discontinued operations	—	510
Total current assets	29,688	27,055
Property and equipment, net	432	483
Intangible assets, net	437	554
Goodwill	533	533
Other long-term assets	280	287
Total assets	$31,370	$28,912

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,573	$2,105
Accrued compensation	1,533	1,563
Accrued expenses	1,102	1,242
Accrued warranty	457	453
Deferred revenue	1,018	1,004
Total current liabilities	6,683	6,367

Long-Term Liabilities:
Other long-term liabilities	461	640
Total liabilities	7,144	7,007

Stockholders’ Equity:
Convertible preferred stock	—	5
Common stock	102	94
Additional paid-in capital	39,987	38,958
Accumulated deficit	(15,863)	(17,152)
Total stockholders’ equity	24,226	21,905
Total liabilities and stockholders’ equity	$31,370	$28,912